Exhibit 99.1

Endo to Acquire Somerset Therapeutics and Business of Affiliate Wintac Limited

DUBLIN, April 26, 2018 — Endo International plc (NASDAQ: ENDP) today announced that it has reached definitive agreements to acquire Somerset Therapeutics, LLC, a New Jersey based specialty pharmaceutical company that develops and markets sterile injectable and ophthalmic drugs for the U.S. marketplace, and the business of its India based affiliate Wintac Limited, which operates as Somerset Therapeutics’ contract developer and manufacturer. Endo is paying approximately $190 million in total for Somerset Therapeutics and Wintac’s business. Together, the acquisitions will secure for Endo’s Par Sterile injectable business Somerset Therapeutics’ commercial and pipeline products as well as Wintac’s manufacturing capabilities for those products.

Focusing on the fast-growing U.S. sterile injectable drugs market, Somerset Therapeutics’ portfolio includes 8 commercial products as well as a pipeline of more than 40 products, over 25 of which have been submitted for approval to the U.S. Food and Drug Administration (FDA). With this acquisition, Endo significantly increases the number of filed injectable applications. Wintac, located in Bangalore, India, operates an FDA-inspected sterile manufacturing facility with proven sterile injectable and ophthalmic R&D capabilities.

“We believe Somerset Therapeutics is an ideal strategic fit for Endo as it expands our portfolio of sterile injectable and ophthalmic products,” said Paul Campanelli, President and CEO of Endo. “Additionally, Wintac’s strong sterile R&D and high-quality manufacturing capabilities have contributed greatly to Somerset Therapeutics’ steady revenue growth. We see significant opportunities to leverage our existing sales and marketing capabilities as we seek to maximize the value of the current and expected future Somerset Therapeutics’ products. We look forward to working with our new colleagues to provide essential medicines that benefit patients.”

“Par has deep experience in the growing U.S. sterile injectable drugs market. They are well-suited to move Somerset Therapeutics and Wintac’s business to the next stage of development and growth,” said Dr. Veerappan Subramanian, Chairman and CEO of Somerset Therapeutics. “I want to personally thank our team for their contributions in building a highly attractive organization. We are excited to become a part of Endo and Par, a company we have successfully collaborated with in the past.”

Upon closing, Somerset Therapeutics will become a wholly-owned subsidiary of Par Pharmaceutical, Inc. and the Wintac business will become part of Par Formulations Private Limited. The transaction is subject to requisite regulatory approvals in the U.S. and India and customary closing conditions and is expected to be completed by the end of 2018.

K&L Gates and Shardul Amarchand Mangaldas & Co. are acting as Endo’s legal counsel.

About Endo International plc

Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” relating to Endo’s acquisition of Somerset Therapeutics and Wintac’s business. All statements other than historical facts included in this press release, including, but not limited to, the statements by Mr. Campanelli and Dr. Subramanian, and other statements regarding the timing and the closing of the transaction, the expected benefits and value from the transaction, expected regulatory approvals, Endo’s plans to integrate and operate Somerset Therapeutics and Wintac’s business and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, uncertainties as to the timing and closing of the acquisition; the possibility that various closing conditions to the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction or that there is a material adverse change to Somerset Therapeutics and Wintac; the possibility that the FDA or other regulatory authorities do not approve any product(s) in the manner desired by Endo on a timely basis, or at all; the failure of Endo to successfully integrate the acquired businesses; the failure of Endo to achieve the expected financial and commercial results from the transaction; and other business effects, including effects of industry, market, economic or political conditions outside Endo’s control; transaction costs; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; the timing or outcome of any pending or future litigation, investigations, claims or actual or contingent liabilities, settlement discussions, negotiations or other adverse proceedings; and governmental laws and regulations affecting domestic and foreign operations. Given these uncertainties and risks, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other uncertainties and risks can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Endo International plc:

Media:	Investors:
Heather Zoumas-Lubeski	Nina Goworek
(484) 216-6829	(484) 216-6657

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